March 18, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by GoodRx Holdings, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of GoodRx
Holdings, Inc. dated March 14, 2026. We agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/PricewaterhouseCoopers LLP
Los Angeles, California
Attachment